Exhibit 99.1

Hyperion DeFi Announces Strategic Partnership with Felix to Launch HIP-3 Powered Perpetual Futures Market

New Hyperliquid Product Compounds Yield on 500,000 HYPE Staked by the Company

LAGUNA HILLS, Calif., October 29, 2025 -- Hyperion DeFi, Inc. (NASDAQ: HYPD) (“Hyperion DeFi” or the “Company”), the first U.S. publicly listed company dedicated to building a long-term strategic treasury of Hyperliquid’s native token, HYPE, today announced a strategic partnership with HyperEVM protocol Felix (“Felix”), marking a significant milestone in decentralized finance innovation.

Under the newly signed HYPE Asset Use Service (HAUS) agreement, Hyperion DeFi will provide the use of 500,000 HYPE to Felix, supporting the protocol’s ability to launch and manage a custom on-chain perpetual futures market using Hyperliquid’s revolutionary HIP-3 framework. HIP-3 (Hyperliquid Improvement Proposal 3) enables the permissionless creation of markets for non-crypto assets – including equities, commodities, and indices, ushering in a new era of decentralized trading.

Approved users will gain access to trade Felix-deployed HIP-3 markets, and trading fees will be distributed between the Hyperliquid protocol, Felix and Hyperion DeFi. This initiative not only expands Hyperliquid’s product suite and potential user base but also unlocks new revenue streams for Hyperion DeFi’s staked HYPE assets.

“HAUS Felix is a testament to Hyperion DeFi’s leadership in simultaneously pioneering novel financial primitives developed on Hyperliquid, and amplifying the value of our HYPE holdings,” said Hyunsu Jung, Interim Chief Executive Officer of Hyperion DeFi. “We’re excited to partner with Felix to push the boundaries of DeFi innovation, powered by Hyperliquid.”

Felix, one of the earliest DeFi protocols built on HyperEVM, crossed $1 billion TVL (total value locked) in September 2025. Its suite of borrow/lend products – including Felix CDP and Felix Vanilla – has helped scale liquidity access and stablecoin minting for users on Hyperliquid. In its next phase, Felix plans to integrate its DeFi infrastructure in the buildout of Felix Exchange.

“Since inception, our team has had the vision to bring Felix to the scale of traditional markets, building bridges for different forms of Hyperliquid adoption across markets,” added Charlie Ambrose, Co-Founder of Felix. “We’re confident this partnership with Hyperion DeFi will accelerate the scaling of Felix and Hyperliquid’s total addressable market by magnitudes.”

This launch is among the first to utilize Hyperliquid’s HIP-3 upgrade, setting a precedent for third-party innovation on the platform.

About the Hyperliquid Platform and the HYPE Token

Hyperliquid is a next-generation layer one blockchain optimized for high frequency, transparent finance. The blockchain includes fully on-chain perpetual futures and spot order books, with every order, cancel, trade, and liquidation occurring within 70 millisecond block times. It also hosts the HyperEVM, a general-purpose smart contract platform that supports permissionless decentralized financial applications akin to Ethereum.

HYPE is the native token of Hyperliquid. Staked HYPE provides utility for users via reduced trading fees and enhanced referral bonuses. As of October 2025, over 30 million HYPE has been autonomously purchased and sequestered by the blockchain with the trading fees generated on the network’s order books.

About Hyperion DeFi, Inc.

Hyperion DeFi, Inc. is the first U.S. publicly listed company building a long-term strategic treasury of HYPE. The Company provides investors with streamlined access to the Hyperliquid ecosystem, one of the fastest growing, highest revenue-generating blockchains in the world. Shareholders benefit from compounding exposure to HYPE, both from its native staking yield and additional revenues generated from its unique on-chain utility.

Hyperion DeFi is also developing its proprietary Optejet User Filled Device (UFD) that is designed to work with a variety of topical ophthalmic liquids, including artificial tears and lens rewetting products. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may result in higher treatment compliance and better outcomes for patients and providers.

For more information, please visit Hyperiondefi.com.

About Felix

Felix is a DeFi protocol built on HyperEVM, having crossed $1 billion TVL (total value locked) across its borrow/lend system in September 2025. As part of its borrow/lend product suite, the Felix team first launched Felix CDP (collateralized debt protocol), which allows users to mint a Hyperliquid-native stablecoin, feUSD, against approved collateral. This system has scaled to tens of millions of feUSD debt and over $250 million in deposited collateral. Felix then launched Felix Vanilla. Felix Vanilla offers a traditional borrow/lend system for users seeking liquidity to trade on Hyperliquid and has scaled to over $750 million TVL.

For more information, please visit https://www.usefelix.xyz/.

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements, our future activities or other future events or conditions, including the estimated market opportunities for our platform technology, the viability of, and risks associated with, our cryptocurrency treasury strategy, and the growth and revenue potential of the Hyperliquid ecosystem and the growth prospects of the Company. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission (the “SEC”), including in particular, the risks of our cryptocurrency strategy as detailed in our reports filed with the SEC.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Hyperion DeFi does not undertake any obligation to update any forward-looking statements.

Hyperion DeFi, Inc. Investor Contact:

Jason Assad

Hyperion DeFi, Inc.

IR@hyperiondefi.com

(678) 570-6791